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                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings
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Computation of Earnings Per Share
- - ---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three months ended and six months ended June 30, 1996 and 1995, included in this report as Exhibit 13.

             (Calculation)                                        (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

                              Three months ended
                                   June 30,
                                 1996     1995
                               -------  -------
Weighted Average
Shares Outstanding             775,268  775,268

Net Income                     405,277  358,502

Per Share Amount                   .52      .46
                                Six months ended
                                   June 30,
                                 1996     1995
                               -------  -------
Weighted Average
Shares Outstanding             775,268  775,268

Net Income                     779,638  652,825

Per Share Amount                  1.01      .84


No common stock equivalents exist, therefore primary and fully diluted earnings per share are the same.